                                                EXHIBIT 12

                                        THOMAS & BETTS CORPORATION
                            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                          (DOLLARS IN THOUSANDS)



                                       January 1,     January 2,        Year Ended December 31,
                                          1995           1994         1992       1991       1990
Earnings from continuing operations
   before income taxes                  $    494       $ 59,942   $ 52,983     $55,465    $56,122

Add:
  Interest on indebtedness                26,852         30,247     33,405      12,752     12,998
  Amortization of debt expense             1,133          1,062      2,538           0          0
  Portion of rents representative of
    the interest factor                    7,377          7,011       6,515                 3,816                      3,826
Deduct:
  Interest capitalized during the period       -              -          -        (376)         -

  Undistributed earnings from less than
    50 percent owned persons              (1,863)             -          -           -          -

Earnings as adjusted                    $ 33,993       $ 98,262   $ 95,441     $71,657    $72,946

Fixed charges:
  Interest on indebtedness                26,852       $ 30,247   $ 33,405     $12,752    $12,998
  Amortization of debt expense             1,133          1,062      2,538           0          0
  Portion of rents representative of
    the interest factor                    7,377          7,011      6,515       3,816      3,826

Total fixed charges                    $  35,362       $ 38,320   $ 42,458     $16,568    $16,824

Ratio of earnings to fixed charges           .96x           2.6x       2.2x        4.3x       4.3x

     The ratio for the year ended January 1, 1995 was .96x, inadequate to cover fixed charges by $1,369. This is due to a provision for restructured operations of $79,011 provided in the third quarter.